Exhibit 2

                             DEBT EXCHANGE AGREEMENT

     Agreement made this 25th day of October, 2004, between Meditech Pharmaceuticals, Inc. ("Meditech") and Petro-Med, Inc. ("Petro").

                                    RECITALS:

     A. Meditech is indebted to Petro due to cash advances made in the past several years, in the principal amount of $3,610,000 and additional accrued interest of $899,346 through September 30, 2004. Such indebtedness is due on demand.

     B. Meditech is without funds to repay such debt which is due on demand.

     C. Petro and Meditech desire to resolve the indebtedness by effecting an exchange of debt owed to Petro for shares of Meditech's common stock.

                                   AGREEMENTS:

     1. Exchange of Debt. Effective the date hereof, Petro hereby releases and discharges Meditech and any endorsers and guarantors from any liability or obligation to Petro, including the principal and interest due or advances from Petro to Meditech.

     2. Issuance of Shares. In exchange for the cancellation of indebtedness, Meditech will immediately issue to Petro 180,500,000 restricted shares of Meditech common stock. Such stock is issued at an exchange price of $0.02 per share for $3,610,000 principal amount of debt. All interest is hereby forgiven and waived. The last quoted market price of the stock on the OTCBB on the day this agreement was reached in principle was $0.015.

     3. Representations.

     a. Each of the parties represents that it is authorized and empowered to execute this Agreement.

     b. Petro represents that it is acquiring the shares of Meditech for investment and not with a view to any distribution of the shares to the public.

     c. Petro represents that it is the owner of the indebtedness and has not assigned its right to repayment to any other party.

     4. Miscellaneous.

     a. Governing Law. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of laws.

     b. No Benefit to Others. The agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators, and



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          legal representatives, and shall not be construed as conferring and are not intended to confer any rights on any other persons.

     c. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all of the parties hereto.

     d. Multiple Counterparts. This Agreement may be executed in multiple counterparts and all such separately signed copies shall be considered to be a single Agreement.

                            [Signature Page Follows]






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     IN WITNESS WHEREOF, the parties hereto, intended to be legally bound hereby, have duly executed, or through their duly authorized officers have duly executed, this Agreement effective as of the date first above written.



                               MEDITECH PHARMACEUTICALS, INC.


                              By:  /s/ Gerald N. Kern
                                 ----------------------------------------------
                                       Gerald N. Kern, President



                              PETRO-MED, INC.


                              By:  /s/ Gerald N. Kern
                                   --------------------------------------------
                              Name:    Gerald N. Kern
                                   --------------------------------------------
                              Title:   CEO
                                    -------------------------------------------


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